Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of September 28, 2022 (the “Effective Date”), is entered into by and among Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”), and Driver Opportunity Partners I LP, a Delaware limited partnership, Driver Management Company LLC and J. Abbott R. Cooper (each, a “Driver Party” and collectively, with each of its Affiliates (as defined below), the “Driver Parties”). The Company and the Driver Parties are collectively referred to as the “Parties,” and each of the Company and the collective Driver Parties, a “Party.” Unless otherwise defined, capitalized terms shall have the respective meanings given to them in Section 18 herein.

WHEREAS, as of the Effective Date, the Driver Parties directly or indirectly beneficially own an aggregate of 1,680,197 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”);

WHEREAS, on November 23, 2021, the Driver Parties submitted to the Company a notice (the “Shareholder Nomination”) regarding its intent to nominate three (3) candidates to the Company’s Board of Directors (the “Board”) at the Company’s 2022 Annual Meeting of Shareholders or any adjournments or postponements thereto (the “2022 Annual Meeting”);

WHEREAS, on November 10, 2021, Driver Opportunity Partners I LP made a demand, as renewed on February 22, 2022, to inspect certain books, records and documents of the Company pursuant to 15 Pa. C.S. § 1508 (the “Shareholder List Demand”);

WHEREAS, on May 2, 2022, Driver Opportunity Partners I LP filed a complaint against the Company in the United States District for the Eastern District of Pennsylvania and styled Driver Opportunity Partners I, LP v. Republic First Bancorp, Inc., No. 2:22-cv-01694 (the “Driver Litigation”) to compel the Company to hold the 2022 Annual Meeting on or no later than June 29, 2022; and

WHEREAS, the Company and the Driver Parties desire to enter into this Agreement regarding the appointment of one (1) director to the Board and certain other matters, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Board Composition.

(a)          Board Matters.

(i)           As soon as reasonably practicable, but in no event later than two (2) business days following the Effective Date, the Board, and all applicable committees of the Board, shall take such actions as are necessary to appoint Peter B. Bartholow (the “New Director”) to the Board as a Class III director with a term expiring at the 2022 Annual Meeting. The New Director will fill one (1) of the two (2) vacancies created by the resignations of each of Vernon W. Hill, II and Barry L. Spevak from the Board effective as of August 8, 2022.

(ii)           Prior to the appointment of the New Director, the Board shall determine whether the New Director is an “Independent Director,” as defined in The Nasdaq Stock Market LLC Listing Rule 5605 (or applicable requirement of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading). In connection with the foregoing, prior to and as a condition to the appointment of the New Director, the Driver Parties must first satisfy the obligations set forth in Section 2 hereof and the New Director shall (A) be required to promptly provide to the Company any information required to be, or that is customarily, disclosed by directors or director candidates, in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence, and other criteria applicable to directors or related to satisfying compliance and legal obligations, and a fully completed and executed copy of the Company’s director candidate questionnaire (substantially in the form completed by the Company’s incumbent non-management directors) and other reasonable and customary director onboarding documentation (substantially in the form completed by the Company’s incumbent non-management directors); (B) be interviewed by the Nominating Committee of the Board (the “Nominating Committee”) and be reasonably acceptable to the Nominating Committee and the Board (acting in good faith in accordance with their customary and generally applicable procedures for evaluating director candidates); (C) consent to and participate in an appropriate background check comparable to those undergone by other non-management directors of the Company; and (D) obtain clearance to serve as a director of the Company from the Pennsylvania Department of Banking and Securities.

(b)           Board Support. At the 2022 Annual Meeting, the Company agrees to include the New Director in the slate of Board-nominated director candidates standing for election for a term expiring at the Company’s 2025 Annual Meeting of Shareholders, recommend, support and solicit proxies for the election of the New Director in the same manner as the Company recommends, supports and solicits proxies for the election of the Company’s other director nominees. The Company agrees that the New Director, upon his or her appointment to the Board shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits, if any, on the same basis as all other non-management directors on the Board.

(c)           Board Size. During the period commencing with the Effective Date through the Termination Date (as defined below) (the “Standstill Period”), the Board, and all applicable committees of the Board, shall not increase the size of the Board to greater than nine (9) directors without the prior written consent of the Driver Parties; provided, however, that this Section 1(c) shall terminate upon the consummation of a Change of Control transaction.

(d)           Board Policies and Procedures. Each Party acknowledges that the New Director, upon his or her appointment to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, but not limited to, the Company Policies and will be required to adhere to the Company’s policies on confidentiality imposed on all members of the Board.

2.           Withdrawal of Proxy Contest and Related Matters. No later than two (2) business days after the Effective Date, the Driver Parties agree to take all necessary actions to irrevocably:

(a)           withdraw the Shareholder Nomination (with this Agreement evidencing such withdrawal) and any and all related materials and notices submitted to the Company in connection therewith or related thereto, and to not take any further action in connection with the solicitation of proxies in connection with the Shareholder Nomination (other than in connection with such withdrawal or Section 11 hereof);

(b)           withdraw the Shareholder List Demand and any other demand or request for a copy of the Company’s list of shareholders or its other books and records pursuant to Rule 14a-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or under any statutory or regulatory provisions of Pennsylvania providing for shareholder access to books and records (including, but not limited to, lists of shareholders) of the Company (with this Agreement evidencing such withdrawal);

(c)           withdraw or rescind any request under the Freedom of Information Act, 5 U.S.C. § 552, with respect to the Company;

(d)           cease any and all solicitation and other activities in connection with the 2022 Annual Meeting (it being understood and agreed that the Driver Parties are required to vote their shares of Common Stock beneficially owned as of the record date with respect to the 2022 Annual Meeting, subject to the provisions of this Agreement); and

(e)           modify, disable and not permit to be re-enabled any websites the Driver Parties directly or indirectly maintain with respect to their solicitation and/or campaign directly or indirectly related to the Company, including, but not limited to, the 2022 Annual Meeting.

3.           Mutual Non-Disparagement.

(a)           Each Driver Party agrees that, during the Standstill Period, neither it nor any of its Representatives shall, and it shall cause each of its Representatives to not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication, or other statement of any kind (including, but not limited to, through the use of any social or professional networking websites and/or blogs), whether verbal, in writing, electronically transferred, or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame, damage, criticize, condemn, or impugn the reputation or good name of the Company or any of its Representatives, or any of their respective businesses, products, services, actions, writings, policies, practices, procedures, or advertisements.

(b)           The Company hereby agrees that, during the Standstill Period, neither it nor any of its Representatives shall, and it shall cause each of its Representatives to not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication, or other statement of any kind (including, but not limited to, through the use of any social or professional networking websites and/or blogs), whether verbal, in writing, electronically transferred, or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame, damage, criticize, condemn, or impugn the reputation or good name of any Driver Party or any of their respective Representatives, or any of their respective businesses, products, services, actions, writings, policies, practices, procedures, or advertisements.

(c)           Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including, but not limited to, to comply with any subpoena or other legal process from any Governmental Authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations; provided, however, that, unless prohibited under applicable law, such Party must provide written notice to the other Parties at least four (4) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 3, and reasonably consider any comments of such other Party.

(d)           The limitations set forth in Sections 3(a) and 3(b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 3(a) and 3(b), if such statement by the other Party was made in breach of this Agreement, and any such response shall not be deemed to be a breach of this Agreement by the responding Party.

(e)           For the avoidance of doubt, the limitations set forth in Sections 3(a) and 3(b) apply to all communications, including, but not limited to, any filings that must be made by either Party in connection with Section 11 of this Agreement.

4.           No Litigation.

(a)           The Driver Parties covenant and agree that, during the Standstill Period, they shall not, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other Person to threaten, initiate or pursue, any lawsuit, claim, or proceeding (including, but not limited to, commencing, encouraging, or supporting any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any Governmental Authority (collectively, “Legal Proceedings”) against the Company or any of its Representatives, except for any Legal Proceeding initiated solely to remedy or seek a declaratory judgement or other determination that there has been a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Driver Parties from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Driver Parties; provided, further, that in the event that the Driver Parties or any of their Representatives receives such Legal Requirement, the Driver Parties shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Company. In any such Legal Proceeding permitted under this Section 4(a) by the Driver Parties against the Company or any of its Representatives, the prevailing Party for each individual cause of action shall be entitled to an award of all reasonable costs and attorney’s fees expended by such Party in connection with such individual cause of action.

(b)    The Company covenants and agrees that, during the Standstill Period, it shall not, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other Person to threaten, initiate or pursue, any Legal Proceedings on claims arising out of any facts known to the Company as of the Effective Date against any of the Driver Parties or any of their respective Representatives, except for any Legal Proceeding initiated solely to remedy or seek a declaratory judgement or other determination that there has been a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Company from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Company against a Driver Party; provided, further, that in the event the Company or any of its Representatives receives such Legal Requirement, the Company shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Driver Parties, as applicable. In any such Legal Proceeding permitted under this Section 4(b) by the Driver Parties against the Company or any of its Representatives, the prevailing Party for each individual cause of action shall be entitled to an award of all reasonable costs and attorney’s fees expended by such Party in connection with such individual cause of action.

5.           Release.

(a)           As of the Effective Date, the Driver Parties, and each of them, permanently, fully and completely release, acquit and discharge the Company, and the Company’s subsidiaries, joint ventures and partnerships, successors, assigns, officers, current directors, partners, members, managers, principals, predecessor or successor entities, agents, employees, shareholders, auditors, advisors, consultants, attorneys, insurers, heirs, executors, administrators, successors and assigns of any such Person (in each case, and in their capacities as such) (collectively, the “Republic First Affiliates”), jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, direct or derivative, foreseen or unforeseen, known or unknown, that the Driver Parties or any of them have had, now have, or may have against any of the Company and/or the Republic First Affiliates, collectively, jointly or severally, at any time prior to and including the Effective Date, including, but not limited to, any and all claims arising out of or in any way whatsoever related to the facts and allegations asserted in the Driver Litigation and the Driver Parties’ involvement with the Company (the “Release”).

(b)           The Driver Parties each acknowledge that as of the time of the Effective Date, the Driver Parties may have claims against the Company that a Driver Party does not know or suspect to exist in his, her, or its favor, including, but not limited to claims that, had they been known, might have affected the decision to enter into this Agreement, or to provide the Release set forth in this Section 5. In connection with any such claims, the Driver Parties agree that they intend to waive, relinquish, and release any and all provisions, rights, and benefits any state or territory of the United States or other jurisdiction that purports to limit the application of a release to unknown claims, or to facts unknown at the time the Release was entered into. In connection with this waiver, the Driver Parties acknowledge that they, or any of them, may (including after the Effective Date) discover facts in addition to or different from those known or believed by them to be true with respect to the subject matter of the Release set forth in this Section 5, but it is the intention of the Driver Parties to complete, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all claims that they may have against the Company, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, that now exist or previously existed, without regard to the subsequent discovery of additional or different facts. The Driver Parties acknowledge that the foregoing waiver is a key, bargained-for element to this Agreement and the Release that is part of it.

(c)           The Release provided in this Section 5 is intended to be broad, and this breadth is a bargained-for feature of this Agreement. Despite this, the Release provided in this Section 5 is not intended to, and does not, extend to any Party’s obligations under this Agreement.

6.           Voluntary Dismissal of Litigation. In consideration of the terms set forth in this Agreement, including, but not limited to, the Release set forth in Section 5 the: (a) Driver Parties shall voluntarily dismiss with prejudice any and all claims asserted in any actions currently pending against the Company or the Republic First Affiliates in their entirety, including, but not limited to, the Driver Litigation, with the relevant courts within two (2) business days of the Effective Date; and (b) dismissal of such litigation will provide that each Party shall bear its own costs, and will include no admission of any factual or legal matter concerning any issue in the litigation or in the Driver Parties’ involvement with the Company, or of any liability of one to the other.

7.           Voting of Driver Parties’ Common Stock / Support.

(a)           At each annual or special meeting of the Company’s shareholders (including, but not limited to, any adjournment, postponement, rescheduling or continuation thereof) held during the Standstill Period, whether such meeting is held at a physical location or virtually by means of remote communications, each of the Driver Parties agrees to, and agrees to cause each of its Affiliates or Associates to: (i) appear in person or by proxy at such meeting or otherwise cause all shares of Common Stock then beneficially owned by the Driver Parties and their Affiliates and Associates to be counted as present for purposes of establishing a quorum and (ii) vote, or cause to be voted, all Common Shares then beneficially owned by the Driver Parties and their Affiliates and Associates in accordance with the Board’s recommendations with respect to (A) each election, removal or replacement of directors, (B) the ratification of the appointment of the Company’s independent registered public accounting firm, (C) the Company’s “say-on-pay” proposal(s) and (D) any other proposal to be submitted to the Company’s shareholders by either the Company or any shareholders of the Company; provided, however, that the Driver Parties shall be permitted to vote in their sole discretion on any proposal with respect to any Extraordinary Transaction; provided, further, that in the event that Institutional Shareholder Services Inc. or Glass Lewis & Co., LLC issues a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to shareholders at a shareholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of vacancies on the Board), the Driver Parties shall be permitted to vote in accordance with any such recommendation.

(b)           At the request of the Company, during the Standstill Period, the Driver Parties will, when, if and as requested by the Company, publicly (and in any engagement with shareholders and proxy advisory firms) and privately support, and solicit to the fullest extent possible affirmatively in favor of (to the extent requested by the Company when, if and as requested), the Company (including the Board), director nominations, proposals and/or announcements made by the Company, including as to any outcomes of Board consideration or review processes relating to strategic, business, financial and/or transactional or joint venture options or alternatives, approval of any transaction agreement involving the sale or acquisition of the Company or related items, and any other matters, including the Company’s response to any campaigns that may be waged by any Person against or in opposition to the Company or the Board’s recommendations and decisions (it being understood that any in-person attendance requirement imposed by the Company for such support shall be done with reasonable notice and handled in a practical manner and such solicitation would not require the Driver Parties to hire their own proxy solicitor at their own expense to solicit independently of the Company).

(c)           At the request of the Company, during the Standstill Period, the Driver Parties, to the extent that the Company becomes a party in a Legal Proceeding, will, when, if and as requested by the Company, reasonably cooperate with the Company by responding to the Legal Requirements of such Legal Proceeding.

8.           Standstill.

(a)           During the Standstill Period, each Driver Party shall not, and shall cause their respective Representatives to not, directly or indirectly:

(i)           make any announcement or proposal with respect to, or offer, seek, propose, or indicate an interest in, (A) any form of business combination or acquisition or other transaction relating to some or all of the Common Stock, or some or all of the material assets of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization, or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Voting Securities, whether or not such transaction involves a Change of Control of the Company;

(ii)           except as provided in Section 7 hereof, engage in, or assist in the engagement in (including, but not limited to, engagement by use of or in coordination with a universal proxy card) any solicitation of proxies to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company (including, but not limited to, initiating, encouraging or participating in any “withhold” or similar campaign);

(iii)           purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of the Company; provided that the Driver Parties, in the aggregate, may acquire beneficial ownership of up to 4.9% of the then outstanding Voting Securities;

(iv)           advise, encourage, or intentionally influence any Person with respect to the disposition of any securities of the Company;

(v)           take any action in furtherance of or make any proposal or request that such Driver Party knows, or should reasonably expect to know, constitutes or would result in: (A) advising, controlling, changing, or influencing any director or employee of the Company, including, but not limited to, any plans or proposals to change the number or terms of the Company directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, stock repurchase programs, or practices or dividend policy of the Company, (C) any other material change in the Company’s management, business, or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the By-Laws or the Articles of Incorporation, or other actions that may impede or facilitate the acquisition of control of the Company by any Person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act and the rules promulgated thereunder;

(vi)           communicate with shareholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(vii)           act, including, but not limited to, making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), to seek to influence the Company’s shareholders, management, or the Board with respect to the Company’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions, or strategy or to obtain representation on the Board or seek the removal of any director in any manner, except as expressly permitted by this Agreement;

(viii)           call or attempt to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the By-Laws, including, but not limited to, a “town hall meeting”;

(ix)           attempt to, or knowingly encourage or advise any Person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or, except as provided in Section 7 hereof, seek, encourage or take any other action with respect to the election or removal of any directors;

(x)           form, join, maintain or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security;

(xi)           demand a copy of the Company’s list of shareholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Pennsylvania providing for shareholder access to books and records (including, but not limited to, lists of shareholders) of the Company;

(xii)           knowingly sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Driver Parties to any person that is not a Third Party, that, collectively with its Affiliates, beneficially owns 5% or more of the outstanding shares of Common Stock or, as a result of such sale, would beneficially own 5% or more of the outstanding shares of Common Stock;

(xiii)           make any request or submit any proposal to amend or waive the terms of this Section 8 other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party;

(xiv)           engage any private investigations firm or other Person to investigate any of the Company’s current directors or officers;

(xv)           disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to any director or the Company’s management, policies, strategy, operations, financial results or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; or

(xvi)           enter into any discussions, negotiations, agreements, or understandings with any Person with respect to any action the Driver Parties are prohibited from taking pursuant to this Section 8, or advise, assist, knowingly encourage, or seek to persuade any Person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding anything to the contrary contained in this Section 8, the Driver Parties shall not be prohibited or restricted, during the time that any of the Driver Parties continues to be a shareholder of the Company, from: (A) communicating privately with the Board or any director of the Company, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any of the Driver Parties or their respective Affiliates, the Company or its Affiliates or any Third Party, subject in any case to any confidentiality obligations to the Company of any such director or officer and applicable law, rules or regulations; (B) taking any action necessary to comply with any law, rule, or regulation or any action required by any Governmental Authority that has, or may have, jurisdiction over any Driver Party, provided that a breach by such Parties of this Agreement is not the cause of the applicable requirement; or (C) privately communicating to any of their investors factual information regarding the Company, provided such communications are subject to reasonable confidentiality obligations and are not otherwise reasonably expected to be publicly disclosed.

(b)           The Driver Parties and the Company acknowledge that, other than as restricted by the terms in this Agreement or applicable law, the Driver Parties shall conduct themselves as, and be treated as, any other shareholder, with similar shareholder rights and access to management, in connection with the Company’s quarterly earning calls and investor conferences, and the Board. The Driver Parties shall not have or claim any information rights beyond those afforded to all other shareholders (other than as limited or otherwise restricted by this Section 8) and acknowledge the Company’s Regulation FD obligations.

(c)           During the Standstill Period, each Driver Party shall refrain from taking any actions which could reasonably be expected to have the effect of encouraging, assisting, or influencing other shareholders of the Company or any other Persons to engage in actions which, if taken by such Party, could reasonably be expected to violate or be inconsistent with the tenor and intent of this Agreement.

(d)           During the Standstill Period, each of the Driver Parties agrees not to, and to cause their respective Representatives to not, comment publicly about any director of the Company or the Company’s management, policies, strategy, operations, financial results, or affairs or any transactions involving the Company or any of its subsidiaries, except as expressly permitted by this Agreement.

9.           Representations and Warranties of the Company. The Company represents and warrants to the Driver Parties that (a) the Company was formed and is validly existing and subsisting under the laws of the Commonwealth of Pennsylvania, and the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general principles of equity, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

10.           Representations and Warranties of the Driver Parties. Each Driver Party jointly and severally represents and warrants to the Company and its Representatives that (a) if such Driver Party is an entity, it was formed and is validly existing and in good standing under the laws of the jurisdiction of its formation, this Agreement has been duly and validly authorized, executed and delivered by such Driver Party, and constitutes a valid and binding obligation and agreement of such Driver Party, enforceable against such Driver Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general principles of equity, (b) the signatory for each Driver Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable Driver Party associated with that signatory’s name, and to bind such Driver Party to the terms hereof and thereof, (c) the execution, delivery and performance of this Agreement by the Driver Party does not and will not result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (d) the New Director is fully independent from the Driver Parties and the New Director will not be, and the Driver Parties will not consider the New Director to be, a stockholder designee or stockholder representative of the Driver Parties. Each Driver Party represents and warrants that it has not compensated, nor promised to compensate, the New Director in connection with the Company, nor does it have any voting commitments (written or oral) with the New Director as of the date of this Agreement, and agrees that it shall not compensate the New Director as a director on the Board or enter into voting commitments (written or oral) relating to the Company with any director or officer of the Company.

11.           SEC Filings.

(a)           Following the Effective Date, the Company will issue a press release (the “Press Release”) in substantially the form attached hereto as Exhibit A. No later than two (2) business days following the Effective Date, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The disclosures contained in the Form 8-K relating to this Agreement shall be consistent with the terms of this Agreement. The Company shall provide the Driver Parties with a reasonable opportunity to review and comment on the Form 8-K prior to its filing with the SEC and consider in good faith any comments of the Driver Parties.

(b)           Except as otherwise provided in this Agreement, the Driver Parties shall not make any public or other statements related to this Agreement or take any action that would require public disclosure thereof.

12.           Term; Termination. The term of this Agreement shall commence on the Effective Date and shall continue until the date that is thirty (30) days prior to the beginning of the Company’s advance notice period for shareholders to submit director nominations for the 2027 annual meeting of shareholders pursuant to the By-Laws (such date, the “Termination Date”); provided, however, that (a) the Driver Parties may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by the Company from the Driver Parties specifying the material breach, or, if impossible to cure within fifteen (15) days, that the Company has not taken any substantive action to cure within such fifteen (15) day period; and (b) the Company may earlier terminate this Agreement if any of the Driver Parties commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by such Driver Party from the Company specifying the material breach, or, if impossible to cure within fifteen (15) days, that such Driver Party has not taken any substantive action to cure within such fifteen (15) day period; provided, however, that in the event that any of the Driver Parties commits a breach that results in a termination of this Agreement pursuant to this Section 12(b), all provisions and restrictions and obligations on the Driver Parties and its Representatives in Section 7 and Section 8 hereof will remain in effect in all respects in accordance with their terms, while all obligations on the part of the Company in this Agreement shall fall away. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement occurring prior to such termination.

13.           Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall pay to the Driver Parties an amount not to exceed in the aggregate $925,000 (the “Settlement Payment”) (a) in exchange for the releases from the Driver Parties set forth in Section 5(a), and (b) as reimbursement for reasonable, well documented out-of-pocket fees and expenses incurred by the Driver Parties in connection with their Shareholder Nomination and the transactions contemplated hereby; provided, however, that the Company will be entitled to a return of any amount of the Settlement Payment determined by a court of competent jurisdiction in connection with a final, non-appealable finding that any Driver Party committed a material breach of this Agreement.

14.           No Other Discussions or Arrangements. Each of the Driver Parties represents and warrants that, as of the Effective Date, except as specifically disclosed to the Company in writing prior to the Effective Date, (a) none of the Driver Parties owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) none of the Driver Parties have entered into, directly or indirectly, any agreements or understandings with any Person (other than their own respective Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.

15.           Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Pennsylvania. Each Party agrees that it shall bring any suit, action, or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) either in (a) the Court of Common Pleas of Delaware County, Pennsylvania, (b) the Court of Common Pleas of Montgomery County, Pennsylvania, or (c) the United States District Court for the Eastern District of Pennsylvania (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 19 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other U.S. courts that has or may exercise jurisdiction over such Party by suit upon such judgment.

16.           Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.           Specific Performance. Each of the Parties acknowledges and agrees that irreparable harm to the other Parties may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including, but not limited to, the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The prevailing Party that obtains a final, non-appealable order for an individual cause of action shall be entitled to recover its fees and expenses incurred with respect to any individual cause of action from the non-prevailing Party. The remedies available pursuant to this Section 17 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

18.           Certain Definitions. As used in this Agreement:

(a)           “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, Persons who become Affiliates subsequent to the Effective Date;

(b)           “Articles of Incorporation” shall mean the Articles of Incorporation of the Company, as amended, and as may be further amended from time to time;

(c)           “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, Persons who become Associates subsequent to the Effective Date;

(d)           “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(e)           “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the Commonwealth of Pennsylvania are authorized or obligated to be closed by applicable law; provided, however, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day;

(f)           “By-Laws” shall mean the Company’s Amended and Restated By-Laws, as may be amended from time to time;

(g)           a “Change of Control” transaction shall be deemed to have taken place if (i) any Person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than twenty-five percent (25%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(h)           “Company Policies” mean the policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board and Republic First Bank’s board of directors, including, but not limited to, the Company’s Code of Business Ethics and any other policies on stock ownership, public disclosures and confidentiality.

(i)           “Extraordinary Transaction” shall mean (i) any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, reorganization, restructuring, disposition, distribution, spin-off, or sale or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, and (ii) the liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of the Company’s shareholders;

(j)           “Governmental Authority” shall mean any federal, state, local, municipal, or foreign government and any political subdivision thereof, any authority, bureau, commission, department, board, official, or other instrumentality of such government or political subdivision, any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), including, but not limited to, the SEC, the Pennsylvania Department of Banking and Securities, the Pennsylvania Office of Attorney General, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the respective staffs thereof, and any court of competent jurisdiction.

(k)           “other Parties” shall mean, with respect to the Company, any of the Driver Parties; and with respect to any of the Driver Parties, the Company;

(l)           “Person” or “Persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, any Governmental Authority or any other entity of any kind, structure or nature.

(m)           “Representative” shall mean a Person’s Affiliates, Associates and subsidiaries and its and their respective, officers, employees, personnel, partners, members, managers, consultants, auditors, legal or other advisors, agents, other representatives and directors (in each case in their capacities as such); provided, however, when used with respect to the Driver Parties, “Representative” shall not include the New Director; provided, further, that when used with respect to the Company, “Representative” shall not include any non-executive employees or any former directors of the Board no longer serving in such capacity as of the Effective Date of this Agreement;

(n)           a “Third Party” shall mean any Person who is not (i) a Party, (ii) a member of the Board, (iii) an officer of the Company, or (iv) an Affiliate of any Party; and

(o)           “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

19.          Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 19 (or to such other address that may be designated by a Party from time to time in accordance with this Section 19).

If to the Company, to its address at:

Republic First Bancorp, Inc.
50 South 16th Street, Suite 2400

Philadelphia, PA 19102
Attention: Special Litigation Committee

              c/o Lisa R. Jacobs, Esq.
Email:       lrjacobs66@gmail.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1114 Avenue of the Americas, 32nd Floor
New York, NY 10036
Attention: Lawrence S. Elbaum
Email:       lelbaum@velaw.com

If to a Driver Party, to the address at:

J. Abbott R. Cooper
Driver Management Company LLC
250 Park Avenue, 7th Floor
New York, NY 10019
Attention: J. Abbott R. Cooper

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas

New York, NY 11019

Attention: Sebastian Alsheimer
Email:       salsheimer@olshanlaw.com

20.          Entire Agreement. This Agreement, including all attachments and exhibits hereto and filings contemplated hereby, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each Party.

21.          Interpretation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as each Party has had the opportunity to have this Agreement reviewed by counsel.

22.          Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

23.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

24.          Assignment. None of the Driver Parties may assign any of their rights or delegate any of their obligations hereunder without the prior written consent of the Company. The Company may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Driver Parties. Any purported assignment or delegation by the Driver Parties in violation of this Section 24 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations under this Agreement. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns; and nothing in the Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

25.          Waivers. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party has duly executed this Agreement to be effective as of the Effective Date.

REPUBLIC FIRST BANCORP, INC.

By:         /s/ Harry. D. Madonna, Esq.

Name:          Harry D. Madonna, Esq.

Title:          Interim Chief Executive Officer and

Executive Chair of the Board

Signature Page to

Cooperation Agreement

DRIVER PARTIES:

DRIVER OPPORTUNITY PARTNERS I LP

By:         /s/ J. Abbott R. Cooper

Name:         J. Abbott R. Cooper

Title:         Managing Member

DRIVER MANAGEMENT COMPANY LLC

By:         /s/ J. Abbott R. Cooper

Name:         J. Abbott R. Cooper

Title:         Managing Member

J. ABBOTT R. COOPER

/s/ J. Abbott R. Cooper

Exhibit A

Press Release

News Release

Republic First Bancorp, Inc.

September 29, 2022

Republic First Bancorp, Inc. Announces Cooperation Agreement with Driver Management

The Company has agreed to appoint Peter B. Bartholow as an Independent Director to the Board

PHILADELPHIA, Sept. 29, 2022 /PRNewswire/ -- Republic First Bancorp, Inc. (NASDAQ: FRBK) (the “Company”), the holding company for Republic First Bank d/b/a Republic Bank (the “Bank”), today announced it has entered into a multi-year cooperation agreement (the “Cooperation Agreement”) with Driver Management Company LLC and its affiliates (collectively, “Driver Management”), which together own 1,680,197 shares of the Company’s outstanding common stock.

Under the Cooperation Agreement, the Company has agreed to appoint Peter B. Bartholow to the Company’s Board of Directors (the “Board”) with a term expiring at the Company’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”).  The Company will also include Mr. Bartholow on its slate of candidates standing for election at the 2022 Annual Meeting.  Mr. Bartholow is the former Chief Financial Officer and Chief Operations Officer and board member of Texas Capital Bancshares, Inc.  With Mr. Bartholow’s addition, one third of the directors on the Board will have joined the Board within the past three months and two thirds of the directors will have joined within the past six years.

Additionally, Driver Management has agreed to withdraw its notice of intent to nominate director candidates for election at the 2022 Annual Meeting and cease all solicitations or proxies and other activities in connection with the 2022 Annual Meeting, subject to limited exceptions.  With respect to each annual or special meeting of the Company’s shareholders during the term of the Cooperation Agreement, Driver Management has also agreed to customary standstill provisions and voting commitments, a general release of claims with respect to the Company and its affiliates and to voluntarily dismiss with prejudice any and all claims asserted in any actions against the Company or its affiliates in their entirety.

“We are pleased to have reached this cooperation framework with Driver Management, which we believe is in the best interests of the Company, our shareholders and the other constituencies we serve,” said Harry D. Madonna, Executive Chair of the Board and Interim Chief Executive Officer of the Company.  “Peter is a welcome addition to our Board, and brings an extensive knowledge of capital markets and mergers and acquisitions, particularly in the community banking space.  The Company looks forward to leveraging his experience as we continue to serve our communities and position the Company for value creation while we pursue our ongoing strategic review.  We look forward to cooperating with Driver Management going forward.”

“Driver Management is appreciative of the collaborative and constructive approach taken by the Board in reaching this Cooperation Agreement.  The Board’s addition of Peter and its commitment to a full review of its strategic direction with its advisors are pivotal steps forward,” said J. Abbott R. Cooper, Managing Member of Driver Management.  “We look forward to continued discourse and collaboration with the Company to unlock value.”

The complete Cooperation Agreement between the Company and Driver Management will be included as an exhibit to the Company’s Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”). Longacre Square Partners and LDG Advisory, LLC served as advisors to Driver Management in connection with the Cooperation Agreement.

About Republic First Bancorp, Inc.

Republic First Bancorp, Inc. is the holding company for Republic First Bank, which does business under the name Republic Bank. Republic Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its thirty-four stores located in Greater Philadelphia, Southern New Jersey, and New York City. Republic Bank stores have extended lobby and drive-thru hours providing customers with some of the most convenient hours compared to any bank in its market. The Bank offers free checking, coin counting, ATM/debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division, which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company’s filings with the SEC. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. These factors include competition, timing, credit risks of lending activities, changes in general economic conditions, price pressures on loan and deposit products, and other factors detailed from time to time in the Company’s filings with the SEC. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Important Additional Information

The Company intends to file a proxy statement and may file a proxy card with the SEC in connection with the Company’s 2022 Annual Meeting and, in connection therewith, the Company, certain of its directors and executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2022 ANNUAL MEETING. The Company’s definitive proxy statement for the 2021 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at http://investors.myrepublicbank.com/ or through the SEC's website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Company's website at http://investors.myrepublicbank.com.

Source:	Republic First Bancorp, Inc.

Contacts:	David Neff	Michael Gaimari
	Neff	Neff
	C: 215-681-6333	C: 609-805-6433
	E: dn@neffknows.com	E: mg@neffknows.com